SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2005
FLOWSERVE CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-13179 (Commission File Number)	31-0267900 (I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas (Address of principal executive offices)		75039 (Zip Code)
Registrant’s telephone number, including area code: (972) 443-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement; 2.03 Creation of a Direct Financial Obligation
     On October 31, 2005, Flowserve Corporation (the “Company”) terminated a Receivables Purchase Agreement that was originally entered into on October 7, 2004 between Flowserve US Inc., a Delaware corporation and wholly owned subsidiary of the Company, as Servicer; Flowserve Receivables Corporation, a Delaware corporation and wholly owned subsidiary of Flowserve US Inc., as Seller; and Jupiter Securitization Corporation and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), acting as the Financial Institution and Agent (the “RP Agreement”), whereby Flowserve Receivables Corporation had the ability to obtain up to $75 million in financing by securitizing certain receivables.
     To obtain the financing under the RP Agreement, Flowserve US Inc. transferred certain receivables to Flowserve Receivables Corporation, a special purpose entity formed solely for this account receivables securitization program. Pursuant to the terms of the RP Agreement, Flowserve Receivables Corporation then sold interest in those receivables to Jupiter Securitization Corporation which then pooled those interests with other non-related receivables and issued short-term commercial paper, which was repaid from cash flows generated by collections on the securitized receivables.
     Since the Company has obtained more favorable borrowing rates under the new credit facility it entered into with Bank of America and other lenders on August 12, 2005, as previously disclosed on Form 8-K filed August 18, 2005, the comparable savings generated from other financing programs such as the RP Agreement have declined.
     In connection with the termination of the RP Agreement, on October 31, 2005, the Company borrowed approximately $48 million under its existing credit agreement dated August 12, 2005 with Bank of America, N.A., as administrative agent, swingline lender and collateral agent and the other lenders party thereto. The proceeds were used to repurchase the securitized receivables from Jupiter Securitization Corporation.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel

Date: November 4, 2005